NorthWestern Corporation d/b/a NorthWestern Energy 3010 W. 69th Street Sioux Falls, SD 57108 www.northwesternenergy.com
NYSE: NWE News Release FOR IMMEDIATE RELEASE	Media Contact: Claudia Rapkoch (866) 622-8081 claudia.rapkoch@northwestern.com Investor Relations Contact: Dan Rausch (605) 978-2902 daniel.rausch@northwestern.com

NorthWestern Energy Appoints Robert C. Rowe as President and

Chief Executive Officer

Michael Hanson to Serve as Company Consultant

SIOUX FALLS, S.D./BUTTE, Mont. – Aug. 13, 2008 – NorthWestern Energy (NYSE: NWE) today announced the appointment of Robert C. Rowe as President and Chief Executive Officer effective immediately as successor to Michael J. Hanson. Rowe also has been appointed to the Company’s Board of Directors.

Hanson, who has resigned as President and CEO, will continue to serve the Company as a consultant to ensure a seamless transition. “I want to thank Mike for his service to the Company and for his leadership and significant contributions to the organization,” said E. Linn Draper, Jr., Chairman of the NorthWestern Energy Board of Directors. “In Bob Rowe, we have found an excellent leader to carry on, and are pleased to welcome him to the Company. He is well known to the Board of Directors and the management team. We have the highest regard for his strategic and public policy insights as well as his judgment. He also is very well respected among federal and state regulatory authorities that are so integral to our business.”

“My past ten years at NorthWestern, including three years as Chief Executive Officer, have been very rewarding. I’m proud of what we accomplished and believe the Company is well positioned for the future under Bob’s leadership,” Hanson added. Hanson became President in August 2003 and then President and CEO in May 2005. Prior to joining NorthWestern Energy in 1998, Hanson held various positions with Northern States Power in Minnesota, North Dakota and South Dakota.

Rowe stated, “I am deeply honored to be able to lead a company that provides essential services, infrastructure investment and employment in a part of the country to which I am strongly committed. NorthWestern Energy is one of the most important institutions in each of the communities we serve in Montana, South Dakota and Nebraska. The opportunity to help lead NorthWestern Energy and work with its exceptional employees is a natural extension of my 20-plus year career working on energy and utility matters.”

Immediately prior to his appointment as President and CEO, Rowe was a co-founder and senior partner at Balhoff, Rowe & Williams, LLC, a specialized national professional services firm providing financial and regulatory advice to clients in the telecommunications and energy industries. Rowe served as Chairman and Commissioner of the Montana Public Service Commission from 1996–2004. He also served as President of the National Association of Regulatory Utility Commissioners (NARUC). He has testified frequently before Congress and has consulted with and trained non-U.S. Energy and telecommunications regulators.

NorthWestern Energy Appoints Robert C. Rowe as President and Chief Executive Officer

August 13, 2008

“The Board of Directors is focused on the utility business, and has a strong commitment to the states it serves. Bob shares that commitment, and will help us achieve our goals for customers, employees and shareholders,” added Draper.

Rowe will have offices in both Butte and Sioux Falls and be spending time in each office as work demands. He will continue to reside in Helena.

About NorthWestern Energy

NorthWestern Energy is one of the largest providers of electricity and natural gas in the Upper Midwest and Northwest, serving approximately 650,000 customers in Montana, South Dakota and Nebraska. For more information about NorthWestern Energy, visit our Web site at www.northwesternenergy.com.

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